Exhibit 99.1
Solectron Announces Resignation of CEO Mike Cannon
CFO Paul Tufano Named Interim CEO
For Immediate Release: Feb. 14, 2007
MILPITAS, Calif. — Solectron Corporation (NYSE:SLR), a leading provider of electronics manufacturing and integrated supply chain services, today announced that effective immediately, President and CEO Michael R. Cannon has resigned to join Dell in the newly created position of President, Global Operations. Solectron’s Chief Financial Officer Paul Tufano has been named interim CEO while a global search is conducted.
“We have made great progress in returning Solectron to growth and profitability during Mike’s four years as CEO,” said Bill Hasler, Chairman of the Board of Solectron. “We’ve demonstrated our ability to compete and win in the EMS industry, and the board and I remain confident in Solectron’s ability to achieve its business and financial goals.”
The search for Solectron’s new CEO will be managed by a special committee of the board led by Dr. Paul Low, a long-time member of the board.
Solectron will host a conference call at 5 pm EST today to discuss this announcement. To access this conference call from the US & Canada dial (888) 448-7256. The international dial-in number is (816) 650-0814. Use conference ID 9531891638. A link to an audio webcast of this call can be found at www.solectron.com.
About Solectron
Solectron Corporation is one of the world’s largest providers of complete product life cycle services. We offer product design and new product introduction, supply chain management, Lean manufacturing and aftermarket services such as product warranty repair and end-of-life support to leading customers worldwide. Solectron works with the world’s premier providers of networking, telecommunications, computing, storage, consumer, automotive, industrial, medical, and aerospace and defense products. Our industry-leading Lean Six Sigma methodology (Solectron Production System™) provides OEMs with quality, flexibility, innovation and cost benefits that improve competitive advantage. Based in Milpitas, Calif., Solectron operates in more than 20
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countries on five continents and had sales from continuing operations of $10.6 billion in fiscal 2006. For more information, visit us at (www.solectron.com).
Note: SOLECTRON and the Solectron logo are registered trademarks of Solectron Corporation. The Solectron Production System, SPS, and Solectron Supply Chain Solutions Suite are also trademarks of Solectron Corporation. Other names mentioned are trademarks, registered trademarks or service marks of their respective owners.
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Analyst Contact:
Perry G. Hayes, Solectron Corporation, +1 (408) 956-7543 (U.S.), perryhayes@solectron.com
Ed Lockwood, Solectron Corporation, +1 (408) 956-6969 (U.S.), edlockwood@solectron.com
Media Contact:
Michael Busselen, Solectron Corporation, +1 (408) 956-6854 (U.S.), michaelbusselen@solectron.com